http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems Announces Third Quarter Financial Results

Sykesville, Maryland, November 10, 2008 -- GSE Systems, Inc. (GSE) (Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported that revenue for the three months ended September 30, 2008 was $7.0 million, a 7% decrease from the revenue reported for the three months ended September 30, 2007 of $7.5 million.

GSE reported operating income of $170,000 for the third quarter of 2008 as compared to operating income of $504,000 in the third quarter of 2007. Net income attributed to common shareholders was $430,000 in the third quarter of 2008 or $0.03 per share on both a basic and diluted basis versus net income attributed to common shareholders of $303,000 or $0.02 per share on both a basic and diluted basis for the third quarter of 2007.  During the third quarter 2008, the Company entered into several forward foreign exchange contracts to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated trade receivables.  The Company recognized a $360,000 gain in relation to the fair market value of these contracts as of September 30, 2008 which was recorded as other income.

GSE’s backlog as of September 30, 2008 was approximately $34.7 million compared to a backlog of $24.6 million at December 31, 2007. Backlog is defined as the remaining value of signed contracts or authorizations to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since September 30, 2008. Therefore, the backlog reported above does not include the expected total value of the two new full scope nuclear simulators for a Japanese customer or the expected total value of the full scope nuclear simulator currently being built for Westinghouse Electric Company’s Haiyang project in China. Backlog also does not include any values for the nuclear operator training contract with a U.S. utility announced on October 21, 2008.

Significant achievements since June 30, 2008 include:

•
In August, the Company received a large multi-million dollar contract to build a new full scope nuclear simulator for a U.S. based utility customer that will use the simulator at an existing site that currently has two reactors being serviced by one simulator. The utility cited the need for more simulator time to train plant operators, engineers and other key personnel as the primary driver for a second simulator. With this award, GSE is now working on six new full scope nuclear simulators.

•
In early October, the Company announced that it had recently been awarded contracts for six new non-nuclear full scope simulators for a variety of conventional power plants in the U.S. and Europe that are implementing control systems from three of the world’s premier digital control system vendors: Emerson, ABB and GE. The Company is currently working on a record number of projects in this business sector.

•
In mid October, the Company announced that it had been awarded a significant contract to provide a nuclear plant operator training program to one of the largest U.S. nuclear utilities. The nuclear industry in both the U.S. and around the world face the significant challenge of training a new nuclear workforce to operate their existing nuclear fleets as well as their planned new nuclear capacity.  GSE is ideally positioned to play a significant role in this global need by offering “turnkey” training solutions that integrate traditional classroom training with high fidelity simulation.

“The increasing flow of new business that began earlier this year has continued nicely during the third quarter and cumulatively represents one of the strongest periods in terms of new business wins and backlog growth for GSE in many years,” stated John V. Moran, GSE’s Chief Executive Officer. “This influx of large new awards is consistent with our 2008 outlook with respect to this being a year that would be punctuated by a number of large new contract awards and meaningful backlog growth which should translate into accelerating revenue and operating income.”

Moran continued, “Our backlog has now increased for six consecutive quarters to almost $35 million, a record level for the past decade. This backlog value does not include approximately $17.0 million of awards that were either contracted for after September 30, 2008 or are technically not in backlog yet even though the customer has requested work to begin. In addition to these recent awards of new business, we continue to maintain a large and expanding pipeline of potential new opportunities with both new and existing customers and strategic partners here at home and abroad. We are entering the final months of 2008 on a strong note and to the best of our ability remain confident that we are now entering a meaningful multi-year period of upward growth trends.”

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 343 installations, and 100 customers in more than 40 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia; Sweden; and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

AT THE COMPANY                                                                 INVESTOR RELATIONS CONTACT
John V. Moran                                                                           Feagans Consulting Inc.
Chief Executive Officer                                                             Neal Feagans
Phone: 410-970-7801                                                                  Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Contract revenue	$7,001	$7,526	$20,639	$23,769
Cost of revenue	5,023	5,150	14,889	16,345

Gross profit	1,978	2,376	5,750	7,424

Operating expenses	1,808	1,872	5,902	5,735

Operating income (loss)	170	504	(152)	1,689

Other income (expense), net	359	(150)	269	(778)

Income before income taxes	529	354	117	911

Provision for income taxes	99	51	250	229

Net income (loss)	430	303	(133)	682

Preferred stock dividends	-	-	-	(49)

Net income (loss) attributed to common shareholders	$430	$303	$(133)	$633

Basic income (loss) per common share	$0.03	$0.02	$(0.01)	$0.05
Diluted income (loss) per common share	$0.03	$0.02	$(0.01)	$0.04

Weighted average shares outstanding - Basic	15,920,908	14,943,189	15,683,442	12,568,108
Weighted average shares outstanding - Diluted	16,713,216	16,394,732	15,683,442	14,503,500

GSE SYSTEMS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)

	September 30, 2008	December 31, 2007

Cash and cash equivalents	$7,513	$8,172
Current assets	22,936	22,015
Total assets	30,430	28,364

Current liabilities	$8,645	$7,304
Long-term liabilities	733	695
Stockholders' equity	21,052	20,365